Exhibit 10.1

SEVENTH AMENDMENT

TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

HERSHA HOSPITALITY LIMITED PARTNERSHIP

June 22, 2015

THIS SEVENTH AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Seventh Amendment”), dated as of June 22, 2015, is entered into by HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust, as general partner (the “General Partner”) of HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership (the “Partnership”), for itself and on behalf of the limited partners of the Partnership, and is made effective as of the Reverse Share Split Effective Time (as defined below).

WHEREAS, the Amended and Restated Agreement of Limited Partnership of the Partnership was executed on January 26, 1999, a First Amendment thereto was executed on December 31, 1999, a Second Amendment thereto was executed on April 21, 2003, a Third Amendment thereto was executed on August 5, 2005, a Fourth Amendment thereto was executed on May 18, 2011, a Fifth Amendment thereto was executed on March 6, 2013, and a Sixth Amendment thereto was executed on December 23, 2014 (as amended, the “Partnership Agreement”).

WHEREAS, the Board of Trustees of the General Partner previously approved, for itself and in its capacity as the sole general partner of the Partnership, the following:

(a)Effective as of 5:00 p.m., Eastern Time, on June 22, 2015 (the “Reverse Share Split Effective Time”), every four Class A Common Shares issued and outstanding at such time, including, without limitation, any and all outstanding restricted shares (whether or not vested), shall automatically and without any action on the part of the holder thereof be combined into one Class A Common Share (together with the related transactions further described below, the “Reverse Share Split”);

(b)Immediately upon the Reverse Share Split Effective Time, every four LTIP Units (whether or not vested) of the Partnership issued and outstanding at such time and every four Partnership Units of the Partnership (which for the avoidance of doubt excludes the issued and outstanding Series B Preferred Partnership Units and the Series C Preferred Partnership Units) issued and outstanding at such time shall automatically and without any action on the part of the holder thereof be combined into one LTIP Unit or one Partnership Unit, as the case may be;

(c)No fractional Partnership Units will be or remain issued to any unitholder who, after giving effect to the Reverse Share Split, would otherwise have owned any fraction of a Partnership Unit, and holders of Partnership Units that otherwise would have owned a fraction of a Partnership Unit as a result of the Reverse Share Split, will receive, in lieu of any such fractional unit, cash in an amount equal to the relevant percentage of the product of the fraction of a Partnership Unit multiplied by the closing price of a Class A Common Share (on a post-split adjusted basis) as reported by the New York Stock Exchange on the date of the Reverse Share Split Effective Time;

(d)No fractional LTIP Units will be or remain issued to any unitholder who, after giving effect to the Reverse Share Split, would otherwise have owned any fraction of a LTIP Unit, and any fractional LTIP Units that would otherwise exist as a result of the Reverse Share Split shall be rounded up to the nearest whole LTIP Unit; and

(e)As soon as practicable after the Reverse Share Split Effective Time, the Partnership shall send a check for the amount of cash in lieu of any fractional Partnership Units, to which any such unitholder is entitled as a result of the Reverse Share Split.

WHEREAS, pursuant to the authority granted to the General Partner pursuant to Article XI of the Partnership Agreement, the General Partner desires to amend the Partnership Agreement to clarify that no adjustment to the Conversion Factor is required or desirable as a result of the Reverse Share Split.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.	Article I of the Partnership Agreement is hereby amended by adding to the end of the definition of “Conversion Factor” the following sentence:

“Notwithstanding the foregoing, the Conversion Factor shall be 1.0 immediately after giving effect to the 1-for-4 reverse split of the issued and outstanding Class A Common Shares effected by the General Partner at 5:00 p.m., EST, on June 22, 2015, and the concurrent 1-for-4 reverse split of the issued and outstanding Partnership Units and LTIP Units effected by the Partnership.”

2.

Immediately after the Reverse Share Split Effective Time, there will be 1,712,354 Partnership Units issued and outstanding, 615,913 LTIP Units issued and outstanding. 1,150,000 Series B Preferred Partnership Units issued and outstanding and 750,000 Series C Preferred Partnership Units issued and outstanding.

3.

Except as specifically defined herein, all capitalized terms shall have the definitions provided in the Partnership Agreement.  This Seventh Amendment has been authorized by the General Partner pursuant to Article XI of the Partnership Agreement and does not require execution by the Limited Partners.  No other changes to the Partnership Agreement are authorized under this Seventh Amendment.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Seventh Amendment has been executed as of the date first above written.

GENERAL PARTNER:

HERSHA HOSPITALITY TRUST,

a Maryland real estate investment trust

By:/s/ Ashish R. Parikh

Name:Ashish R. Parikh

Title:Chief Financial Officer